As Filed with the Securities and Exchange Commission on June 21, 2004

Registration No. 333-115319

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRINITY PARTNERS ACQUISITION COMPANY INC.

(Exact name of Registrant as specified in its charter)

Delaware	6770	20-1025065
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

245 Fifth Avenue, Suite 1600
New York, New York 10016
(212) 696-4282

(Address and telephone number of Registrant's principal executive offices)

Lawrence Burstein, President
Trinity Partners Acquisition Company Inc.
245 Fifth Avenue, Suite 1600
New York, New York 10016
(212) 696-4282

(Name, address and telephone number of agent for service)

Copies to:

Ira I. Roxland, Esq. Stephen E. Fox, Esq. Sonnenschein Nath & Rosenthal LLP 1221 Avenue of the Americas New York, New York 10020 (212) 768-6700 Fax: (212) 768-6800	David Alan Miller, Esq. Graubard Miller 600 Third Avenue New York, New York 10016 (212) 818-8800 Fax: (212) 818-8881

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus
Subject to Completion, June 21, 2004

PROSPECTUS

$7,877,500

TRINITY PARTNERS ACQUISITION COMPANY INC.

125,000 Series A Units
650,000 Series B Units

Trinity Partners Acquisition Company Inc. is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business with significant growth potential.

This is an initial public offering of our securities. Our securities are being offered in the form of 775,000 units, consisting of 125,000 Series A units and 650,000 Series B units.

Each Series A unit consists of:	Each Series B unit consists of:
• two shares of our common stock;	• two shares of our Class B common stock;
• five Class W warrants; and	• one Class W warrant; and
• five Class Z warrants.	• one Class Z warrant.

Investors may purchase either Series A units, Series B units or any combination thereof.

Holders of our common stock and Class B common stock are each entitled to one vote for each share of record on all matters to be voted on by stockholders other than in connection with a proposed business combination. Only holders of our Class B common stock are entitled to vote in connection with a proposed business combination. If a business combination is completed, all outstanding Class B common stock will automatically be converted into common stock unless the holder exercises the conversion rights described herein. In the event we are unable to complete a business combination, the funds to be desposited into trust as described below will be distributed to the holders of our Class B common stock and their shares of Class B common stock will be cancelled. Accordingly, following the completion of a business combination or the distribution of the trust fund to the holders of our Class B common stock, we will have only one class of common stock outstanding.

Each Class W and Class Z warrant entitles the holder to purchase one share of our common stock at a price of $5.00. Each Class W and Class Z warrant will become exercisable on the later of (a)                     , 2005 [one year from the date of this prospectus] or (b) the earlier of our completion of a business combination or the distribution of the trust fund to our Class B stockholders. The Class W warrants will expire on                     , 2009 [five years from the date of this prospectus], or earlier upon redemption, while the Class Z warrants will expire on                     , 2011 [seven years from the date of this prospectus], or earlier upon redemption. The Class W and Class Z warrants are redeemable at the Company's option, with the consent of HCFP/Brenner Securities, the representative of the underwriters, as set forth in this prospectus.

We have granted HCFP/Brenner Securities a 45-day option to purchase up to 18,750 additional Series A units and/or 97,500 Series B units solely to cover over-allotments, if any (over and above the 125,000 Series A units and 650,000 Series B units referred to above). The over-allotment will be used only to cover the net syndicate short position resulting from the initial distribution. We have also agreed to sell to the representative, for $100, an option to purchase up to a total of 12,500 Series A units at a per-unit offering price of $17.325 and/or a total of 65,000 Series B units at a per-unit offering price of $16.665. The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part. For a more complete description of the purchase option, see the section entitled "Underwriting — Purchase Option" below.

There is presently no public market for our Series A units, Series B units, common stock, Class B common stock, Class W warrants or Class Z warrants. We anticipate that the Series A units and the Series B units will be quoted on the OTC Bulletin Board under the symbols [        ] and [        ], respectively, on or promptly after the date of this prospectus. Once the securities comprising the Series A and Series B units begin separate trading, we anticipate that the common stock, Class B common stock, Class W warrants and Class Z warrants will be quoted on the OTC Bulletin Board under the symbols [        ], [        ], [        ] and [        ], respectively.

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discount and commissions(1)	Proceeds, before expenses, to us
Per Series A unit	$10.50	$0.84	$9.66
Per Series B unit	$10.10	$0.81	$9.29
Total	$7,877,500	$630,200	$7,247,300

(1)	Includes a non-accountable expense allowance in the amount of 1% of the gross proceeds, or $0.105 per Series A unit and $0.101 per Series B unit ($78,775 in total) payable to HCFP/Brenner Securities LLC.

Of the net proceeds we receive from this offering, $6,565,000 (representing the aggregate offering price of the Series B units) will be deposited into trust with American Stock Transfer & Trust Company, acting as trustee.

We are offering the units for sale on a firm-commitment basis. HCFP/Brenner Securities LLC, acting as representative of the underwriters, expects to deliver our securities to investors in the offering on or about             , 2004.

HCFP/Brenner Securities LLC

                    , 2004

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

i

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus, references to "we," "us" or "our" refer to Trinity Partners Acquisition Company Inc. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option.

We are a blank check company organized under the laws of the State of Delaware on April 14, 2004. We were formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with a currently unidentified operating business with significant growth potential. Our efforts in identifying a prospective target business will not be limited to a particular industry. To date, our efforts have been limited to organizational activities.

We believe that the skills and expertise of our officers and directors and their collective access to acquisition opportunities and industry contacts will enable us to successfully identify and effect an acquisition. While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business whose fair market value is at least equal to 80% of our net assets at the time of such acquisition. Consequently, it is likely that we will have the ability to effect only a single business combination.

We believe that certain key trends create favorable circumstances for our acquisition of a target business. As a result of current market conditions, many privately held companies have been closed off from the public marketplace. Additionally, while the economy slowed over the last few years, many companies attempted to divest non-core assets and divisions and valuations have decreased significantly. As a result, we believe that there are substantial opportunities to effect attractive acquisitions and that, as a well-financed public entity possessing broad investment and acquisition expertise, we are well positioned to identify target acquisitions and to effect a business combination.

Our offices are located at 245 Fifth Avenue, Suite 1600, New York, New York 10016, and our telephone number is (212) 696-4282.

The Offering

Securities offered:	125,000 Series A units, at $10.50 per unit, each unit consisting of:

•	two shares of common stock;

•	five Class W warrants; and

•	five Class Z warrants.

650,000 Series B units, at $10.10 per unit, each unit consisting of:

•	two shares of Class B common stock;

•	one Class W warrant; and

•	one Class Z warrant.

The Series A and Series B units will begin trading on or promptly after the date of this prospectus. Each of the common stock, Class B common stock, and Class W and Class Z warrants may trade separately on the 90th day after the date of this prospectus unless HCFP/Brenner Securities determines that an earlier date is acceptable. In no event will HCFP/Brenner Securities allow separate trading of the common stock, Class B common stock, Class W warrants and Class Z warrants until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K, including an audited balance sheet, upon the consummation of this offering, which is anticipated to take place three business days from the date of this prospectus. The audited balance sheet will include proceeds we receive from the exercise of the over-allotment option if the over-allotment option is exercised prior to the filing of the Form 8-K.

Common stock:

Number outstanding before this offering	100 shares

Number to be outstanding after this offering	250,100 shares

Class B common stock:

Number outstanding before this offering	0 shares

Number to be outstanding after this offering	1,300,000 shares

Class W Warrants:

Number outstanding before this offering	362,500

Number to be outstanding after this offering	1,637,500 Class W warrants

Exercisability	Each Class W warrant is exercisable for one share of common stock.

Exercise price	$5.00

Exercise period	The Class W warrants will become exercisable on the later of (a) , 2005 [one year from the date of this prospectus] or (b) the earlier of:

•	the completion of a business combination with a target business, or

•	the distribution of the trust fund to the Class B stockholders.

The Class W warrants will expire at 5:00 p.m., New York City time, on [ ], 2009 [five years from the date of this prospectus] or earlier upon redemption.

Redemption	We may redeem the outstanding Class W warrants with HCFP/Brenner Securities' prior consent:

•	in whole and not in part,

•	at a price of $.05 per warrant at any time after the warrants become exercisable,

•	upon a minimum of 30 days' prior written notice of redemption, and

•	if, and only if, the last sale price of our common stock equals or exceeds $7.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

Class Z Warrants:

Number outstanding before this offering	362,500

Number to be outstanding after this offering	1,637,500 Class Z warrants

Exercisability	Each Class Z warrant is exercisable for one share of common stock.

Exercise price	$5.00

Exercise period	The Class Z warrants will become exercisable on the later of (a) , 2005 [one year from the date of this prospectus] or (b) the earlier of:

•	the completion of a business combination with a target business, or

•	the distribution of the trust fund to the Class B stockholders.

The Class Z warrants will expire at 5:00 p.m., New York City time, on [ ], 2011 [seven years from the date of this prospectus] or earlier upon redemption.

Redemption	We may redeem the outstanding Class Z warrants with HCFP/Brenner Securities' prior consent:

•	in whole and not in part,

•	at a price of $.05 per warrant at any time after the warrants become exercisable,

•	upon a minimum of 30 days' prior written notice of redemption, and

•	if, and only if, the last sale price of our common stock equals or exceeds $8.75 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

Proposed OTC Bulletin Board symbols for our:

Series A units	[ ]

Series B units	[ ]

Common stock	[ ]

Class B common stock	[ ]

Class W warrants	[ ]

Class Z warrants	[ ]

Offering proceeds to be held in trust:	$6,565,000 of the proceeds of this offering (representing the aggregate offering price of the Series B units) will be placed in a trust fund maintained by American Stock Transfer & Trust Company, as trustee, pursuant to an agreement with American Stock Transfer & Trust Company to be signed on the date of this prospectus. These proceeds will not be released to us until the completion of a business combination. Therefore, unless and until a business combination is consummated, the proceeds held in the trust fund will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business. These expenses may be paid prior to a business combination only from the net proceeds of this offering not held in the trust fund (initially, approximately $432,300).

Different voting rights of common stock and Class B common stock:	Holders of our common stock and Class B common stock are each entitled to one vote for each share of record on all matters to be voted on by stockholders other than in connection with a proposed business combination. Only holders of our Class B common stock are entitled to vote in connection with a proposed business combination. Following the completion of a business combination or the distribution of the trust fund to the holders of our Class B common stock, we will have only one class of common stock outstanding. At that time, each holder will be entitled to vote on all matters.

Class B stockholders must approve business combination:	We will seek Class B stockholder approval before we effect any business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. We will proceed with a business combination only if a majority in interest of the Class B shares present in person or by proxy at a special meeting of Class B stockholders vote in favor of the business combination and Class B stockholders owning less than 20% of the Class B shares sold in this offering exercise their conversion rights described below. In the event of a business combination, all outstanding Class B common stock will be automatically converted into common stock. In the event we are unable to complete a business combination, the trust fund will be distributed to our Class B stockholders and all outstanding Class B common stock will be cancelled. Accordingly, following the completion of a business combination or the distribution of the trust fund to the Class B stockholders, we will have only one class of common stock outstanding.

Conversion rights for Class B stockholders voting to reject a business combination:	Class B stockholders voting against a business combination will be entitled to convert their stock into a pro rata share of the trust fund, including any interest earned on their portion of the trust fund, if the business combination is approved and completed.

Distribution of the proceeds held in trust to Class B stockholders in the event of no business combination:	We will promptly distribute only to our Class B stockholders the amount in our trust fund if we do not effect a business combination within 12 months after consummation of this offering (or within 18 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 12 months after consummation of this offering and the business combination has not been consummated within such 12 month period). The holders of common stock will not receive any of the proceeds held in the trust fund. However, in the event there is no business combination, any remaining net assets, after the distribution of the trust fund to the Class B stockholders, will be available for our use.

Risks

In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of our management team, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. You should also note that our financial statements contain a statement indicating that our ability to continue as a going concern is dependent on us raising funds in this offering. You should carefully consider these and the other risks set forth in the section entitled "Risk Factors" beginning on page 8 of this prospectus.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data is presented.

	April 30, 2004
	Actual	As Adjusted
Balance Sheet Data:
Working capital/(deficiency)	($1,250)	$6,996,050
Total assets	117,750	7,031,050
Total liabilities	84,000	—
Value of common stock which may be converted to cash ($5.05 per Class B share)	—	1,312,344
Stockholders' equity	33,750	5,718,706

The "as adjusted" information gives effect to the sale of the units we are offering and the application of the estimated net proceeds from their sale.

The working capital and total assets amounts include the $6,565,000 being held in the trust fund, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, the proceeds held in the trust fund will be distributed solely to our Class B stockholders.

We will not proceed with a business combination if Class B stockholders owning 20% or more of the Class B shares sold in this offering vote against the business combination and exercise their conversion rights. Accordingly, we may effect a business combination if Class B stockholders owning up to approximately 19.99% of the Class B shares sold in this offering exercise their conversion rights. If this occurred, we would be required to convert to cash up to approximately 19.99% of the 1,300,000 Class B shares sold in this offering, or 259,870 shares of Class B common stock, at an initial per-share conversion price of $5.05, without taking into account interest earned on the trust fund. The actual per-share conversion price will be equal to:

•	the amount in the trust fund as of the record date for the determination of Class B stockholders entitled to vote on the business combination plus any interest accrued through the record date,

•	divided by the number of Class B shares of common stock sold in the offering.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus before making a decision to invest in our units.

Risks Associated with our Business

We are a development stage company with no operating history and very limited resources and our financial statements contain a statement indicating that our ability to continue as a going concern is dependent on us raising funds in this offering.

We are a recently incorporated development stage company with no operating results to date. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire an operating business. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates. We have no present revenue and will not generate any revenues (other than interest income on the proceeds of this offering) until, at the earliest, after the consummation of a business combination. We currently have a working capital deficit whereby our current liabilities exceed our current assets (cash). Accordingly, as of April 30, 2004, our cash and working capital were insufficient to complete our planned activities for the upcoming year. The report of our independent public accountants on our financial statements includes an explanatory paragraph stating that these conditions raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

If we are unable to complete a business combination, holders of our Series A units will be unable to convert their securities and participate in the distribution of the trust fund.

The trust fund is reserved for holders of our Class B common stock that will be sold as part of the Series B units. Consequently, if we are unable to complete a business combination, the holders of common stock that will be sold as part of the Series A units will not be entitled to participate in the distribution of the trust fund. Furthermore, there will be no distribution from the trust fund with respect to our outstanding Class W and Class Z warrants. For a more complete discussion of the effects on the holders of our common stock and Class B common stock if we are unable to complete a business combination, see the section below entitled "Proposed Business — Effecting a business combination — Distribution of trust fund to Class B stockholders if no business combination."

If you purchase Series A units, the shares of common stock will not be entitled to vote on a proposed business combination.

The shares of common stock sold as part of the Series A units will not be entitled to vote on a proposed business combination with a target business. Only the Class B shareholders will have an opportunity to approve a business combination. Consequently, holders of common stock will be entirely dependent upon the judgment of Class B shareholders in determining whether or not a proposed business combination is approved.

If we are unable to complete a business combination and the trust fund is distributed to the Class B shareholders, the holders of common stock will have limited opportunity to recover their initial investment and their shares may be worthless.

If the trust fund is distributed to the Class B stockholders, the remaining net assets will be available for our use. However, the amount of net assets remaining in the company will likely be minimal following the expenditures incurred in connection with the attempt to complete a business combination.

You will not be entitled to protections normally afforded to investors of blank check companies.

Since the net proceeds of this offering are intended to be used to complete a business combination with a target business that has not been identified, we may be deemed to be a "blank check" company under the United States securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and our Series A and Series B units are being offered at an initial price of $10.50 and $10.10 per unit, respectively, we are exempt from rules promulgated by the SEC to protect investors of blank check companies such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we are not subject to Rule 419, our Series A and Series B units will be immediately tradable and we have a longer period of time to complete a business combination in certain circumstances. For a more detailed comparison of our offering to offerings under Rule 419, see the section entitled "Proposed Business — Comparison to offerings of blank check companies" below.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share distribution received by Class B stockholders will be less than $5.05 per share.

Our placing of funds in trust may not protect those funds from third party claims against us. The proceeds held in trust could be subject to claims which could take priority over the claims of our Class B stockholders. We cannot assure you that the per-share distribution from the trust fund will not be less than $5.05, plus interest, due to claims of creditors. If we are unable to complete a business combination and are forced to distribute the proceeds held in trust to our Class B stockholders, Lawrence Burstein, our president, and James Scibelli, our chairman, will be personally liable under certain circumstances to ensure that the proceeds in the trust fund are not reduced by the claims of various vendors or other entities that are owed money by us for services rendered or products sold to us. However, we cannot assure you that Messrs. Burstein and Scibelli will be able to satisfy those obligations.

Since we have not yet selected a particular industry or any target business with which to complete a business combination, we are unable to currently ascertain the merits or risks of the industry or business in which we may ultimately operate.

We may consummate a business combination with a company in any industry we choose and are not limited to any particular industry or type of business. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business which we may ultimately acquire. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our Series A and Series B units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business. For a more complete discussion of our selection of a target business, see the section below entitled "Proposed Business — Effecting a business combination — We have not identified a target business or target industry."

We may issue shares of our capital stock or debt securities to complete a business combination, which would reduce the equity interest of our stockholders and likely cause a change in control of our ownership.

Our certificate of incorporation authorizes the issuance of up to 20,000,000 shares of common stock, par value $.0001, 2,000,000 shares of Class B common stock, par value $.0001, and 5,000 shares of preferred stock, par value $.0001. Immediately after this offering (assuming no exercise of the underwriters' over-allotment option), there will be 16,194,900 and 700,000 authorized but unissued shares of our common stock and Class B common stock, respectively, available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding Class W and Class Z warrants and the purchase option granted to HCFP/Brenner Securities, the representative of the underwriters) and all of the 5,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue our securities, we will, in all likelihood, issue a substantial number of additional shares of our common stock or preferred stock, or a combination of common and preferred stock, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

•	may significantly reduce the equity interest of investors in this offering;

•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issued debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenants were breached without a waiver or renegotiation of those covenants;

•	our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

For a more complete discussion of the possible structure of a business combination, see the section below entitled "Proposed Business — Effecting a business combination — Selection of a target business and structuring of a business combination."

It is likely that our current officers and directors will resign upon consummation of a business combination and we will have only limited ability to evaluate the management of the target business.

Our ability to successfully effect a business combination will be totally dependent upon the efforts of our key personnel. The future role of our key personnel in the target business, however, cannot presently be ascertained. Although it is possible that some of our key personnel will remain associated in various capacities with the target business following a business combination, it is likely that the management of the target business at the time of the business combination will remain in place. Although we intend to closely scrutinize the management of a prospective target business in connection with evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of management will prove to be correct.

Our officers and directors may allocate their time to other businesses which could cause a conflict of interest as to which business they present a viable acquisition opportunity to.

Our officers and directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. Some of these persons may in the future become affiliated with entities, including other "blank check" companies, engaged in business activities similar to those intended to be conducted by us. Our officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities with which they may be affiliated. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete discussion of the potential conflicts of interest that you should be aware of, see the section below entitled "Management — Conflicts of Interest." We cannot assure you that these conflicts will be resolved in our favor.

All of our officers and directors own Class W and Class Z warrants which will not participate in the distribution of the trust fund and therefore they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

The Class W and Class Z warrants owned by our directors and officers may have limited value if we do not consummate a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business and completing a business combination. Consequently, our directors' and officers' discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders' best interest.

If our common stock becomes subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our common stock and Class B common stock has a market price per share of less than $5.00, transactions in our common stock and Class B common stock may be subject to the "penny stock" rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser's written agreement to a transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

If our common stock and Class B common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

It is probable that we will only be able to complete one business combination, which will cause us to be solely dependent on a single business and a limited number of products or services.

The net proceeds from this offering will provide us with only approximately $6,997,300 which we may use to complete a business combination. Our initial business combination must be with a business with a fair market value of at least 80% of our net assets at the time of such acquisition. Consequently, it is probable that we will have the ability to complete only a single business combination. Accordingly, the prospects for our success may be:

•	solely dependent upon the performance of a single business, or

•	dependent upon the development or market acceptance of a single or limited number of products, processes or services.

In this case, we will not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry.

Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate a business combination with growth potential.

We expect to encounter intense competition from other entities having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Further, the obligation we have to seek Class B stockholder approval of a business combination may delay the consummation of a transaction, and our obligation to convert into cash the shares of Class B common stock in certain instances may reduce the resources available for a business combination. Additionally, our outstanding Class W and Class Z warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure the transaction or abandon a particular business combination.

Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, in as much as we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination or the depletion of the available net proceeds in search of a target business, or because we become obligated to convert into cash a significant number of shares of Class B common stock from dissenting stockholders, we will be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after a business combination.

Our loss of the services of Lawrence Burstein and James Scibelli would make it more difficult to find a suitable company for a business combination which makes it more likely that we will be forced to distribute the proceeds of our trust fund to our Class B stockholders.

Our ability to successfully effect a business combination will be largely dependent upon the efforts of Lawrence Burstein, our president and James Scibelli, our chairman. We have not entered into an employment agreement with either Mr. Burstein or Mr. Scibelli, nor have we obtained any "key man" life insurance on either of their lives. The loss of Mr. Burstein's and/or Mr. Scibelli's services could have a material adverse effect on our ability to successfully achieve our business objectives, including seeking a suitable target business to effect a business combination.

Our outstanding warrants may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination.

In connection with this offering, as part of the Series A and Series B units, we will be issuing warrants to purchase 2,550,000 shares of common stock. Our officers and directors and/or certain of their affiliates have also purchased warrants to purchase 725,000 shares of common stock at $5.00 per share. We will also issue an option to purchase 12,500 Series A units and/or 65,000 Series B units to the representative of the underwriters which, if exercised, will result in the issuance of an additional 255,000 warrants. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these warrants could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our warrants may make it more difficult to effectuate a business combination or increase the cost of the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and options could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings.

If our existing stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to effect a business combination.

Our existing stockholders are entitled to demand that we register the resale of their shares of our common stock and warrants and shares of common stock underlying their Class W and Class Z warrants at any time after we consummate a business combination. If our existing stockholders exercise their registration rights with respect to all of these shares and warrants, there will be an additional 725,100 shares of common stock and 725,000 warrants eligible for trading in the public market. The presence of this additional number of shares of common stock and warrants eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of the target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading market for our common stock.

If you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states and may engage in resale transactions only in those states and a limited number of other jurisdictions.

We have applied to register our securities, or have obtained or will seek to obtain an exemption from registration, in Delaware, the District of Columbia, Florida, Hawaii, Illinois, Maryland, New York and Rhode Island. If you are not an "institutional investor," you must be a resident of these jurisdictions to purchase our securities in the offering. The definition of an "institutional investor" varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. In order to prevent resale transactions in violation of states' securities laws, you may engage in resale transactions only in these states and in a limited number of other jurisdictions in which an applicable exemption is available or a Blue Sky application has been filed and accepted. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our securities. For a more complete discussion of the Blue Sky state securities laws and registrations affecting this offering, please see the section entitled "Underwriting — State Blue Sky Information" below.

We intend to have our securities quoted on the OTC Bulletin Board, which will limit the liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq Stock Market or a national exchange.

Our securities will be traded in the over-the-counter market. It is anticipated that they will be quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq Stock Market. Quotation of our securities on the OTC Bulletin Board will limit the liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq Stock Market or a national exchange.

The representative of the underwriters in the offering will not make a market for our securities which could adversely affect the liquidity and price of our securities.

HCFP/Brenner Securities, the representative of the underwriters in this offering, does not make markets in securities and will not be making a market in our securities. However, we believe certain broker-dealers other than HCFP/Brenner Securities will be making a market in our securities. HCFP/Brenner Securities' not acting as a market maker for our securities may adversely impact the liquidity and price of our securities.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

If we are deemed to be an investment company under the Investment Company Act of 1940, our activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities,

which may make it difficult for us to complete a business combination.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may only be invested by the trust agent in "government securities" with specific maturity dates. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to the act, compliance with these additional regulatory burdens would require additional expense that we have not allotted for.

Because we may be deemed to have no "independent" directors, actions taken and expenses incurred by our officers and directors on our behalf will generally not be subject to "independent" review.

Each of our directors own and/or expect to purchase in this offering certain of our securities although they are not obligated to do so and we do not have any agreement or arrangement with them requiring them to purchase securities in the offering. Additionally, while no compensation will be paid to them for services rendered prior to or in connection with a business combination, they may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. If none of our directors are deemed "independent," we will generally not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Although we believe that all actions taken by our directors on our behalf will be in our best interests, we cannot assure you that this will actually be the case. If actions are taken, or expenses are incurred that are actually not in our best interests, it could have a material adverse effect on our business and operations.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be as set forth in the following table:

	Without Over- Allotment Option	Over-Allotment Option Exercised
Gross proceeds	$7,877,500.00	$9,059,125.00

Offering expenses
Underwriting discount (7% of gross proceeds)	551,425.00	634,138.75
Underwriting non-accountable expense allowance (1% of gross proceeds without the over-allotment option exercised)	78,775.00	78,775.00
Legal fees and expenses (including blue sky services and expenses)	135,000.00	135,000.00
Miscellaneous expenses	27,687.86	27,687.86
Printing and engraving expenses	60,000.00	60,000.00
Accounting fees and expenses	20,000.00	20,000.00
SEC registration fee	3,807.21	3,807.21
NASD registration fee	3,504.93	3,504.93

Net proceeds
Held in trust	6,565,000.00	7,549,750.00
Not held in trust	432,300.00	546,461.25
Total net proceeds	$6,997,300.00	$8,096,211.25

Use of net proceeds not held in trust
Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination	$125,000	(28.9%)	$125,000	(22.9%)
Payment of administrative fee to Unity Venture Capital Associates, Ltd. ($4,000 per month for 18 months)	72,000	(16.6%)	72,000	(13.2%)
Due diligence of prospective target businesses	50,000	(11.6%)	50,000	(9.1%)
Legal and accounting fees relating to SEC reporting obligations	50,000	(11.6%)	50,000	(9.1%)
Working capital to cover miscellaneous expenses and reserves	135,300	(31.3%)	249,461	(45.7%)
Total	$432,300	(100.0%)	$546,461	(100.0%)

$6,565,000, or $7,549,750 if the underwriters' over-allotment option is exercised in full, of the net proceeds will be placed in a trust fund maintained by American Stock Transfer & Trust Company, New York, New York, as trustee. The proceeds will not be released from the trust fund until the earlier of the completion of a business combination or the distribution of the proceeds to our Class B shareholders. The proceeds held in the trust fund may be used as consideration to pay the sellers of a target business with which we ultimately complete a business combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business or to effect other acquisitions, as determined by our board of directors at that time.

The payment to Unity Venture Capital Associates Ltd., an affiliate of Lawrence Burstein, of a monthly fee of $4,000 is for general and administrative services including office space, utilities and secretarial support. We believe, based on rents and fees for similar services in the New York City metropolitan area, that the fee charged by Unity Venture Capital Associates is at least as favorable as we could have obtained from an unaffiliated person.

We intend to use the excess working capital (approximately $135,300) as a reserve in the event due diligence, legal, accounting and other expenses of structuring and negotiating business combinations exceed our estimates, as well as for reimbursement of any out-of-pocket expenses incurred by our officers and directors in connection with activities on our behalf as described below.

To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the target business.

Lawrence Burstein, our president and James Scibelli, our chairman, and/or their affiliates have advanced to us a total of $46,000 which was used to pay a portion of the expenses of this offering referenced in the line items above for the SEC registration fee, NASD registration fee and legal fees and expenses. The loans will be payable without interest on the earlier of April 26, 2005 or the consummation of this offering. The loans will be repaid out of the proceeds of this offering not being placed in trust.

The net proceeds of this offering not held in the trust fund and not immediately required for the purposes set forth above will only be invested in United States "government securities," defined as any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less so that we are not deemed to be an investment company under the Investment Company Act. The interest income derived from investment of these net proceeds during this period will be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is completed.

We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 18 months, assuming that a business combination is not consummated during that time.

Commencing on the effective date of this prospectus through the consummation of the acquisition of the target business, we will pay Unity Venture Capital Associates the fee described above. Other than this $4,000 per month administrative fee, no compensation of any kind (including finder's and consulting fees) will be paid to any of our officers and directors, or any of their affiliates, for services rendered to us prior to or in connection with the consummation of the business combination. However, our officers and directors will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.

A Class B stockholder will be entitled to receive funds from the trust fund (including interest earned on his, her or its portion of the trust fund) only in the event there is no business combination or if that Class B stockholder were to seek to convert such shares into cash in connection with a business combination which the Class B stockholder voted against and which we actually consummate. In no other circumstances will a Class B stockholder have any right or interest of any kind to or in the trust fund. Under no circumstances will holders of common stock have any right or interest of any kind to or in the trust fund.

DILUTION

The difference between the public offering price per share of common stock, assuming no value is attributed to the Class W and Class Z warrants included in the Series A and Series B units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of Class B common stock which may be converted into cash), by the number of outstanding shares of our common stock.

At April 30, 2004, our net tangible book value was a deficiency of $1,250, or approximately ($12.50) per share of common stock. After giving effect to the sale of 250,000 shares of common stock and 1,300,000 shares of Class B common stock included in the Series A and Series B units, respectively, and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value (as decreased by the value of 259,870 shares of Class B common stock which may be converted into cash) at April 30, 2004 would have been $5,718,706, or $4.43 per share, representing an immediate increase in net tangible book value of $16.93 per share to the existing stockholders and an immediate dilution of $.65 per share or 13% to new investors not exercising their conversion rights.

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price		$5.08
Net tangible book value before this offering	$(12.50)
Increase attributable to new investors	16.93
Pro forma net tangible book value after this offering		4.43
Dilution to new investors		$0.65

Our pro forma net tangible book value after this offering has been reduced by approximately $1,312,344 because if we effect a business combination, the conversion rights to the Class B public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the Class B shares sold in this offering at a per-share conversion price equal to the amount in the trust fund as of the record date for the determination of Class B stockholders entitled to vote on the business combination, inclusive of any interest, divided by the number of Class B shares sold in this offering.

The following table sets forth information with respect to our existing stockholders and the new investors:

	All Classes of Common Stock Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders	100	0.0%	$500	0.0%	$5.00
New investors	1,550,000	100.0%	$7,877,500	100.0%	$5.08
	1,550,100	100.0%	$7,878,000	100.0%

CAPITALIZATION

The following table sets forth our capitalization at April 30, 2004 and our capitalization as adjusted to give effect to the sale of our Series A and Series B units and the application of the estimated net proceeds derived from the sale of our Series A and Series B units:

	Actual	As Adjusted
Notes payable to stockholders	$46,000	$—
Class B Common stock, $.0001 par value, -0- and 259,870 shares which are subject to possible conversion, shares at conversion value	$—	$1,312,344
Stockholders' equity:
Preferred stock, $.0001 par value, 5,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $.0001 par value, 20,000,000 shares authorized; 100 shares issued and outstanding; 250,100 shares issued and outstanding, as adjusted	$—	$25
Class B Common stock, $.0001 par value, 2,000,000 shares authorized; -0- shares issued and outstanding; 1,040,130 shares issued and outstanding (excluding 259,870 shares subject to possible conversion), as adjusted	—	104
Additional paid-in capital	$36,750	$5,721,577
Accumulated deficit	($3,000)	($3,000)
Total stockholders' equity	$33,750	$5,718,706
Total capitalization	$79,750	$7,031,050

If we consummate a business combination, the conversion rights afforded to our Class B stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of Class B shares sold in this offering at a per-share conversion price equal to the amount in the trust fund as of the record date for determination of Class B stockholders entitled to vote on the business combination, inclusive of any interest thereon, divided by the number of Class B shares sold in this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were formed on April 14, 2004, to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with a currently unidentified operating business which we believe has significant growth potential. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination. The issuance of additional shares of our capital stock:

•	may significantly reduce the equity interest of our stockholders;

•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carryforwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issued debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenants were breached without a waiver or renegotiation of such covenants;

•	our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.

We estimate that the net proceeds from the sale of the Series A and Series B units, after deducting offering expenses of approximately $328,775, including $78,775 evidencing the underwriters' non-accountable expense allowance of 1% of the gross proceeds, and underwriting discounts of approximately $551,425, will be approximately $6,997,300, or approximately $8,096,211 if the underwriters' over-allotment option is exercised in full. Of this amount, $6,565,000, or $7,549,750 if the underwriters' over-allotment option is exercised in full, will be held in trust and the remaining $432,300, or approximately $546,461 if the underwriters' over-allotment option is exercised in full, will not be held in trust. We intend to use substantially all of the net proceeds of this offering to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the target business. We believe that, upon consummation of this offering, the funds available to us outside of the trust fund will be sufficient to allow us to operate for at least the next 18 months, assuming that a business combination is not consummated during that time. Over this time period, we anticipate $72,000 for the administrative fee payable to Unity Venture Capital Associates ($4,000 per month for 18 months), approximately $125,000 of expenses for legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination, $50,000 of expenses for the due diligence and investigation of a target business, $50,000 of expenses in legal and accounting fees relating to our SEC reporting obligations and $135,300 for general working capital that will be used for miscellaneous expenses and reserves. We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we may need to raise additional funds through a private offering of debt or equity securities if additional funds are required to consummate a business combination that is presented to us. We would only consummate such a fund raising simultaneously with the consummation of a business combination.

We are obligated, commencing on the date of this prospectus, to pay to Unity Venture Capital Associates, an affiliate of Lawrence Burstein, a monthly fee of $4,000 for general and administrative services. In addition, on April 27, 2004, Lawrence Burstein and James Scibelli and/or their affiliates advanced an aggregate of $46,000 to us, on a non-interest bearing basis, for payment of offering expenses on our behalf. The loans will be payable without interest on the earlier of April 26, 2005 or the consummation of this offering. The loans will be repaid out of the proceeds of this offering not placed in trust.

PROPOSED BUSINESS

Introduction

We are a blank check company formed to serve as a vehicle for the acquisition of a target business which we believe has significant growth potential. We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of these in effecting a business combination. Our management has broad discretion with respect to the specific application of the net proceeds of this offering and, as a result, this offering can be characterized as a blank check offering. While we may seek to effect business combinations with more than one target business, we will probably have the ability, as a result of our limited resources, to effect only a single business combination.

Current trends

As a result of the decline in the United States equity markets over the past two years, many privately held companies have been closed off from the public marketplace. Additionally, as the economy slowed over the past few years, many companies attempted to divest non-core assets and divisions and valuations of these assets and divisions have decreased significantly. Due to these factors, we believe that there are substantial opportunities to effect attractive acquisitions and that, as a well-financed public entity possessing broad investment and acquisition expertise, we are well positioned to identify target acquisitions and to effect a business combination to take advantage of these current trends.

Effecting a business combination

General

Although substantially all of the net proceeds of this offering are intended to be generally applied toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors will invest in us without an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various Federal and state securities laws. In the alternative, a business combination may involve a company which may be financially unstable or in its early stages of development or growth.

We have not identified a target business or target industry

Our efforts in identifying a prospective target business will not be limited to a particular industry and we may ultimately acquire a business in any industry we deem appropriate. To date, we have not selected any target business on which to concentrate our search for a business combination. While we intend to focus on target businesses in the United States, we are not limited to those entities and may consummate a business combination with a target business outside of the United States. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the target business or the particular industry in which we may ultimately operate. To the extent we effect a business combination with a financially unstable company or an entity in its early stage of development or growth, including entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. In addition, to the extent that we effect a business combination with an entity in an industry characterized by a high level of risk, we may be affected by the currently unascertainable risks of that industry. An extremely high level of risk frequently characterizes many industries which experience rapid growth. In addition, although our management will endeavor to evaluate the risks inherent in a particular industry or target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Sources of target businesses

We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including securities broker-dealers, investment bankers, venture capitalists, bankers and other members of the financial community, who may present solicited or unsolicited proposals. Our officers and directors and their affiliates may also bring to our attention target business candidates. While we do not presently anticipate engaging the services of professional firms that specialize in business acquisitions on any formal basis, we may engage these firms in the future, in which event we may pay a finder's fee or other compensation. In no event, however, will we pay any of our existing officers and directors or any entity with which they are affiliated any finder's fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination.

Selection of a target business and structuring of a business combination

Subject to the requirement that our initial business combination must be with a target business with a fair market value that is at least 80% of our net assets at the time of such acquisition, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. In evaluating a prospective target business, our management will consider, among other factors, the following:

•	financial condition and results of operation;

•	growth potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	stage of development of the products, processes or services;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services;

•	regulatory environment of the industry; and

•	costs associated with effecting the business combination.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which will be made available to us.

We will endeavor to structure a business combination so as to achieve the most favorable tax treatment to us, the target business and both companies' stockholders. We cannot assure you, however, that the Internal Revenue Service or appropriate state tax authority will agree with our tax treatment of the business combination.

The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination.

We have engaged the representative to act as our investment banker in connection with our business combination. We will pay the representative a cash fee at the closing of our business combination for assisting us in structuring and negotiating the terms of the transaction equal to 5% of the first $5 million of total consideration paid in connection with the business combination and an additional 4% on all consideration over $5 million, with a maximum fee to be paid of $300,000.

Fair Market Value of Target Business

The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition. The fair market value of such business will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If our board is not able to independently determine that the target business has a sufficient fair market value, we will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the National Association of Securities Dealers, Inc. with respect to the satisfaction of such criteria. Since any opinion, if obtained, would merely state that fair market value meets the 80% of net assets threshold, it is not anticipated that copies of such opinion would be distributed to our stockholders, although copies will be provided to stockholders who request it. We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business does have sufficient fair market value.

Probable lack of business diversification

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business which satisfies the minimum valuation standard at the time of such acquisition, as discussed above. Consequently, it is probable that we will have the ability to effect only a single business combination. Accordingly, the prospects for our success may be entirely dependent upon the future performance of a single business. Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may:

•	subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination, and

•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services.

Limited ability to evaluate the target business' management

Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business' management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company intending to embark on a program of business development. Furthermore, the future role of our directors, if any, in the target business cannot presently be stated with any certainty. While it is possible that one or more of our directors will remain associated in some capacity with us following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, we cannot assure you that our directors will have significant experience or knowledge relating to the operations of the particular target business.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for Class B stockholder approval of business combination

Prior to the completion of a business combination, we will submit the transaction to our Class B stockholders for approval, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with seeking Class B stockholder approval of a business combination, we will furnish our Class B stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the business. These materials will also be mailed to the holders of our common stock although their vote will note be solicited.

In connection with the vote required for any business combination, all of our officers and directors who purchase Class B shares in this offering or following this offering in the open market, may vote their Class B shares in any manner they determine, in their sole discretion. We will proceed with the business combination only if the Class B stockholders, who own at least a majority of the shares of Class B common stock present in person or by proxy at a special meeting called to consider a proposed business combination, vote in favor of the business combination and Class B stockholders owning less than 20% of the Class B shares sold in this offering exercise their conversion rights.

Conversion rights

At the time we seek Class B stockholder approval of any business combination, we will offer each Class B stockholder the right to have her shares of Class B common stock converted to cash if she votes against the business combination and the business combination is approved and completed. The holders of our common stock will not be entitled to seek conversion of their shares. The actual per-share conversion price will be equal to the amount in the trust fund, inclusive of any interest, as of the record date for determination of Class B stockholders entitled to vote on the business combination, divided by the number of Class B shares sold in this offering. Without taking into any account interest earned on the trust fund, the initial per-share conversion price would be $5.05, or equivalent to the Series B unit offering price of $10.10. An eligible Class B stockholder may request conversion at any time after the mailing to our Class B stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the Class B stockholder votes against the business combination and the business combination is approved and completed. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to Class B stockholders entitled to convert their Class B shares who elect conversion will be distributed promptly after completion of a business combination. Any Class B stockholder who converts her stock into her share of the trust fund still has the right to exercise the Class W and Class Z warrants that she received as part of the Series B units. We will not complete any business combination if Class B stockholders, owning 20% or more of the Class B shares sold in this offering, exercise their conversion rights.

Distribution of trust fund to Class B stockholders if no business combination

If we do not complete a business combination within 12 months after the completion of this offering, or within 18 months if the extension criteria described below have been satisfied, we will distribute to all of our Class B stockholders, in proportion to their respective equity interests in the Class B common stock, an aggregate sum equal to the amount in the trust fund, inclusive of any interest, and all then outstanding Class B common stock will be automatically cancelled. There will be no distribution from the trust fund with respect to our common stock or our Class W and Class Z warrants. However, any remaining net assets following the distribution of the trust fund will be available for our use.

The initial distribution per Class B share, without taking into account interest, if any, earned on the trust fund, would be $5.05. The proceeds deposited in the trust fund could, however, become subject to the claims of our creditors which could be prior to the claims of our Class B stockholders. We cannot assure you that the actual distribution per Class B share will not be less than $5.05, plus interest, due to claims of creditors. If we are unable to complete a business combination and are forced to distribute the proceeds held in trust to our Class B stockholders, Lawrence Burstein, our president, and James Scibelli, our chairman, will be personally liable under certain circumstances to ensure that the proceeds in the trust fund are not reduced by the claims of various vendors or other entities that are owed money by us for services rendered or products sold to us. However, we cannot assure you that Messrs. Burstein and Scibelli will be able to satisfy those obligations. If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 12 months after the completion of this offering, but are unable to complete the business combination within the 12-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so by the expiration of the 18-month period from the completion of this offering, we will then notify the trustee of the trust fund to commence liquidating the investments constituting the trust fund and will turn over the proceeds to our transfer agent for distribution to our Class B stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 12-month or 18-month period.

Our Class B stockholders shall be entitled to receive funds from the trust fund only in the event we do not complete a business combination or if the Class B stockholders seek to convert their respective shares into cash upon a business combination which the Class B stockholder voted against and which is actually completed by us. In no other circumstances shall a Class B stockholder have any right or interest of any kind to or in the trust fund. Holders of our common stock will not be entitled to receive any of the proceeds held in the trust fund.

Competition

In identifying, evaluating and selecting a target business, we expect to encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business. Further:

•	our obligation to seek Class B stockholder approval of a business combination may delay the completion of a transaction;

•	our obligation to convert into cash shares of Class B common stock held by our Class B stockholders in certain instances may reduce the resources available to us for a business combination; and

•	our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.

Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately-held entities having a similar business objective as us in acquiring a target business with significant growth potential on favorable terms.

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business. In particular, certain industries which experience rapid growth frequently attract an increasingly larger number of competitors, including competitors with increasingly greater financial, marketing, technical and other resources than the initial competitors in the industry. The degree of competition characterizing the industry of any prospective target business cannot presently be ascertained. We cannot assure you that, subsequent to a business combination, we will have the resources to compete effectively, especially to the extent that the target business is in a high-growth industry.

Facilities

We maintain our executive offices at 245 Fifth Avenue, Suite 1600, New York, New York 10016. The cost for this space is included in the $4,000 per-month fee Unity Venture Capital Associates charges us for general and administrative services pursuant to a letter agreement between us and Unity Venture Capital Associates. We believe, based on rents and fees for similar services in the New York metropolitan area, that the fee charged by Unity Venture Capital Associates is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space adequate for our current operations.

Employees

Lawrence Burstein, our president and treasurer, and James Scibelli, our chairman and secretary, are our only executive officers. These individuals are not obligated to contribute any specific number of hours per week and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on the availability of suitable target businesses to investigate, although we expect each of them to devote an average of approximately ten hours each per week to our business. We do not intend to have any full time employees prior to the consummation of a business combination.

Periodic Reporting and Audited Financial Statements

We have registered our securities under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent public accountants.

We will not acquire a target business if audited financial statements cannot be obtained for the target business. Additionally, our management will provide our stockholders with audited financial statements, prepared in accordance with generally accepted accounting principles, of the prospective target business as part of the proxy solicitation materials sent to Class B stockholders to assist them in assessing the target business. Our management believes that the requirement of having available audited financial statements for the target business will not materially limit the pool of potential target businesses available for acquisition.

Comparison to Offerings of Blank Check Companies

The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Escrow of offering proceeds	$6,565,000 of the net offering proceeds will be deposited into a trust fund maintained by American Stock Transfer & Trust Company, as trustee.	$6,522,570 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.
Investment of net proceeds	The $6,565,000 of net offering proceeds held in trust will only be invested in U.S. "government securities," defined as any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less.	Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.
Limitation on fair value or net assets of target business	The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition.	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represent at least 80% of the maximum offering proceeds.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Trading of securities issued
The Series A and Series B units may commence trading on or promptly after the date of this prospectus. The common stock, Class B common stock and warrants comprising the units will begin to trade separately on the 90th day after the date of this prospectus unless HCFP/Brenner Securities informs us of its decision to allow earlier separate trading, provided we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Form 8-K.
No trading of the units or the underlying common stock, Class B common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.
Exercise of the warrants	The Class W and Class Z warrants cannot be exercised until the later of (a) one year from the date of this prospectus or (b) the earlier of the completion of a business combination or the distribution of the trust fund to our Class B stockholders.	The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Election to remain an investor
We will give our Class B stockholders the opportunity to vote on the business combination. In connection with seeking Class B stockholder approval, we will send each Class B stockholder a proxy statement containing information required by the SEC. A Class B stockholder following the procedures described in this prospectus is given the right to convert his or her shares into his or her pro rata share of the trust fund. However, a Class B stockholder who does not follow these procedures or a stockholder who does not take any action would not be entitled to the return of any funds.

A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post-effective amendment, to decide whether he or she elects to remain a stockholder of the company or require the return of his or her investment. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.
Business combination deadline
	A business combination must occur within 12 months after the consummation of this offering or within 18 months after the consummation of this offering if a letter of intent or definitive agreement relating to a prospective business combination was entered into prior to the end of the 12-month period.	If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.
Release of funds	The proceeds held in the trust account will not be released until the earlier of the completion of a business combination or upon our failure to effect a business combination within the allotted time.	The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within the allotted time.

MANAGEMENT

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Lawrence Burstein	61	President, Treasurer and Director
James Scibelli	54	Chairman and Secretary
David Buckel	42	Director
Theodore Kesten	48	Director

Lawrence Burstein has served as our president, treasurer and a member of our board of directors since our inception. Since March 1996, Mr. Burstein has been president and a principal stockholder of Unity Venture Capital Associates Ltd., a private investment company. For approximately ten years prior to 1996, Mr. Burstein was the president, a director and principal stockholder of Trinity Capital Corporation, a private investment company. Trinity ceased operations upon the formation of Unity Venture in 1996. Mr. Burstein is also a director of THQ, Inc., a Nasdaq National Market-listed developer and publisher of interactive entertainment software for the major hardware platforms in the home video industry; CAS Medical Systems, Inc., an OTC Bulletin Board-listed company which manufactures and markets blood pressure monitors and other disposable products principally for the neonatal market; Medical Nutrition USA, Inc., an OTC Bulletin Board-listed company which principally manufactures and distributes nutritional supplements for the weight loss and elder care markets; I.D. Systems, Inc., a Nasdaq SmallCap-listed company, which designs, develops and produces a wireless monitoring and tracking system which uses radio frequency technology; and Traffix, Inc., a Nasdaq National Market-listed marketing company that develops and operates internet-based marketing programs as well as direct marketing programs. Mr. Burstein received a B.A. from the University of Wisconsin and an L.L.B. from Columbia Law School.

James Scibelli has served as our chairman of the board and secretary since our inception. Since March 1986, Mr. Scibelli has served as president of Roberts & Green, Inc., a New York financial consulting firm offering a variety of financial and investment consulting services. Mr. Scibelli is also a member of RG Securities LLC, a licensed broker-dealer in New York. Since 1993, Mr. Scibelli has been a director of Acclaim Entertainment, Inc., a Nasdaq SmallCap-listed company that develops and markets interactive entertainment software. He is also a director of Dwango North America Corp., an OTC Bulletin Board-listed company which develops and distributes wireless applications for users of next-generation wireless devices. Mr. Scibelli received a B.S. from Polytechnic Institute of Brooklyn.

David Buckel has served as a member of our board of directors since our inception. From July 2003 until May 2004, Mr. Buckel served as financial vice president of Internap Network Services Corporation, an American Stock Exchange-listed company that provides managed internet connectivity solutions, and has served as its chief financial officer since May 2004. Mr. Buckel was senior manager and president of AJC Finance & Marketing Group, a management and financial consulting firm, from November 2002 to June 2003; senior vice president and chief financial officer of Interland, Inc., a Nasdaq National Market-listed company that provides online solutions for small-and-medium-sized businesses, from March 2001 to November 2002; senior vice president and chief financial officer of AppliedTheory Corporation, a provider of Internet business solutions, from 1995 to 2001; and corporate controller of Suit-Kote Corporation, a manufacturer of road materials, from 1987 to 1995. AppliedTheory filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code on April 17, 2002. Mr. Buckel had no affiliation with AppliedTheory at the time of its Chapter 11 filing. A Certified Management Accountant, Mr. Buckel received an M.B.A. from Syracuse University and a B.S. in Accounting from Canisius College.

Theodore Kesten has served as a member of our board of directors since our inception. Since 1998, he has been chairman and chief executive officer of Belmay, Inc., a global designer and manufacturer of fragrances and flavors. He has been employed by Belmay since 1988 in positions of increasing responsibility including chief financial officer, chief operating officer and president. Mr. Kesten received a B.A. from Emory University and an MBA from New York University.

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Theodore Kesten, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of David Buckel, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Lawrence Burstein and James Scibelli, will expire at the third annual meeting.

These individuals will play a key role in identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating its acquisition. We believe that the skills and expertise of these individuals, their collective access to acquisition opportunities and ideas, their contacts, and their transactional expertise should enable them to successfully identify and effect an acquisition.

Executive Compensation

No executive officer has received any cash compensation for services rendered. Commencing on the effective date of this prospectus through the acquisition of a target business, we will pay Unity Venture Capital Associates, an affiliate of Lawrence Burstein, a fee of $4,000 per month for providing us with office space and certain office and secretarial services. Other than this $4,000 per-month fee, no compensation of any kind, including finder's and consulting fees, will be paid to any of our officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, our officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because none of our directors will be deemed "independent," we will generally not have the benefit of independent directors examining the propriety incurred on our behalf and subject to reimbursement.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

•	None of our officers and directors are required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating management time among various business activities.

•	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by us.

•	Since our directors own warrants that are subject to lock-up agreements restricting their sale until a business combination is successfully completed or the trust fund is distributed to our Class B stockholders, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination.

•	The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, and completing a business combination in a timely manner.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation's line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has agreed, until the earlier of a business combination or the distribution of the trust fund to the Class B stockholders, or such time as he ceases to be an officer or director, to present to us for our consideration, prior to presentation to any other entity, any suitable business opportunity which may reasonably be required to be presented to us subject to any pre-existing fiduciary or contractual obligations he might have.

In connection with the vote required for any business combination, all of our officers and directors who purchase Class B shares in this offering or following this offering in the open market, may vote their Class B shares in any manner they determine, in their sole discretion. To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our officers and directors unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial point of view.

Prior Involvement of Principals in Blank Check Companies

Lawrence Burstein, our president and treasurer, has held similar positions in other companies that have completed an offering similar to this offering and executed a business plan similar to our business plan. Information with respect to each such blank check company, initial public offering, business combination and Mr. Burstein's role, if any, with each such blank check company following the business combination is set forth below:

•	RT Associates Inc. — Completed a business combination in March 1988 with Bloc Development Corp., which at the time of the business combination developed and marketed software. RT Associates completed its IPO of common stock and warrants in April 1987 deriving gross proceeds of $2.25 million. Bloc Development Corp., which changed its name to Tiger Direct Inc., was acquired by Global DirectMail Corp. in 1995. Global DirectMail changed its name to Systemax Inc. in 1999. Systemax is traded on The New York Stock Exchange under the symbol "SYX." Mr. Burstein resigned as a director at the time of the business combination in 1988.

•	RT Acquisition Associates, Inc. — Completed a business combination in April 1990 with Polyvision Corporation, which at the time of the business combination manufactured and sold vision projection systems, architectural building panels, modular partitions and office products. RT Acquisition Associates' IPO of common stock and warrants, consummated in September 1988, yielded gross proceeds of $1.525 million. Polyvision was acquired by Steelcase, Inc. in November 2001. Steelcase is traded on The New York Stock Exchange under the symbol "SCS." Mr. Burstein continued to serve as a director of RT Acquisition Associates until 1996.

•	Trinity Acquisition Corp. — Completed a business combination in August 1991 with T.H.Q., Inc., which produces and markets games for the GameCube, PlayStation and Xbox video game systems. Trinity Acquisition completed its IPO of common stock and warrants in August 1990 deriving gross proceeds of $2.875 million. The IPO warrants were subsequently exercised resulting in additional gross proceeds of approximately $9.17 million. T.H.Q. is traded on The Nasdaq National Market under the symbol "THQI." Mr. Burstein continues to serve as a director of T.H.Q.

•	Trinity Capital Enterprise Corp. — Completed a business combination in August 1993 with SubMicron Systems Corporation, which at the time of the business combination manufactured semi-conductor capital equipment. Trinity Capital Enterprise's IPO of common stock and warrants, consummated in September 1991, yielded gross proceeds of $9.2 million. The IPO warrants were subsequently exercised resulting in additional gross proceeds of $6.0 million. Mr. Burstein resigned as a director at the time of the business combination in 1993. SubMicron Systems filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code on September 1, 1999. Mr. Burstein had no affiliation with SubMicron Systems at the time of its Chapter 11 filing.

•	Trinity Capital Opportunity Corp. — Completed a business combination in November 1993 with Alliance Entertainment Corp., which at the time of the business combination distributed pre-recorded music, accessories and entertainment related products. Trinity Capital Opportunity completed its IPO of common stock and warrants in May 1992 deriving gross proceeds of $23.0 million. Mr. Burstein resigned as a director at the time of the business combination in 1993. Alliance Entertainment filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code on May 21, 1998, and ceased being publicly traded in August 1998. Mr. Burstein had no affiliation with Alliance at the time of its Chapter 11 filing.

•	Trinity Six Inc. — Completed a business combination in May 1995 with USCI Inc., which at the time of the business combination developed centralized automated computer-based cellular telephone activation systems. Trinity Six's IPO of common stock and warrants, consummated in August 1993, yielded gross proceeds of $11.5 million. The IPO warrants were subsequently exercised resulting in additional gross proceeds of $25.0 million. USCI is traded on the Pink Sheets under the symbol "USCM." Mr. Burstein continued to serve as a director of USCI until September 1997. A wholly-owned subsidiary of USCI filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code on October 29, 1999. Mr. Burstein had no affiliation with USCI at the time of the Chapter 11 filing.

•	Trinity Americas Inc. — Completed a business combination in March 1996 with Brazil Fast Food Corp., which owns and operates the second largest fast food restaurant chain in Brazil. Trinity Americas completed its IPO of common stock and warrants in February 1994 deriving gross proceeds of $11.1 million. Brazil Fast Food is quoted on the OTC Bulletin Board under the symbol "BOBS." Mr. Burstein continued to serve as a director of Brazil Fast Food until February 2003.

•	Unity First Acquisition Corp. — Completed a business combination in July 1999 with GraphOn Corporation, which develops, markets, sells and supports server-based software for the enterprise computing environment. Unity First's initial public offering ("IPO") of common stock and warrants, consummated in November 1996, yielded gross proceeds of $7.5 million. The IPO warrants were subsequently exercised resulting in additional gross proceeds of $17.0 million. GraphOn is traded on the OTC Bulletin Board under the symbol "GOJO." Mr. Burstein continued to serve as a director of GraphOn until February 2001.

With the exception of Mr. Burstein, none of our other officers or directors has been either an officer, director or principal stockholder of a blank check company.

We cannot assure you that we will be able to effect a business combination or that the type of business or the performance of the target business, if any, will be similar to that of these other blank check companies.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock and Class B common stock as of June 21, 2004, and as adjusted to reflect the sale of our common stock included in the Series A units and our Class B common stock included in the Series B units offered by this prospectus, by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner	Common Stock						Class B Common Stock
	Before Offering			After Offering			Before Offering		After Offering
	Number		Percent	Number		Percent	Number	Percent	Number	Percent
Lawrence Burstein 245 Fifth Avenue Suite 1600 New York, NY	50	(1)	50.0%	50	(1)	*	—	—%	—	—%
James Scibelli c/o Roberts & Green, Inc. 165 EAB Plaza West Tower, 6th Floor Uniondale, NY 11556	50	(2)	50.0%	50	(2)	*	—	—%	—	—%
David Buckel c/o InterNAP Network Services Corp. 250 Williams Street Suite E-100 Atlanta, GA 30303	—	(3)	—	—	(3)	*	—	—%	—	—%
Theodore Kesten c/o Belmay 200 Corporate Blvd. Yonkers, NY 10701	—	(4)	—	—	(4)	*	—	—%	—	—%
All executive officers and directors as a group (4 persons)	100	(5)	100.0%	100	(5)	*	—	—%	—	—%

(1)	Does not include 160,000 shares of common stock issuable upon exercise of Class W and Class Z warrants held by Mr. Burstein which are not exercisable and will not be exercisable within the next 60 days. Also does not include 180,000 shares of common stock issuable upon exercise of Class W and Class Z warrants held by Unity Venture Capital Associates which are not exercisable and will not be exercisable within the next 60 days.

(2)	Does not include 340,000 shares of common stock issuable upon exercise of Class W and Class Z warrants which are not exercisable and will not be exercisable within the next 60 days.

(3)	Does not include 22,500 shares of common stock issuable upon exercise of Class W and Class Z warrants which are not exercisable and will not be exercisable within the next 60 days.

(4)	Does not include 22,500 shares of common stock issuable upon exercise of Class W and Class Z warrants which are not exercisable and will not be exercisable within the next 60 days.

(5)	Does not include 725,000 shares of common stock issuable upon exercise of Class W and Class Z warrants which are not exercisable and will not be exercisable within the next 60 days.

Lawrence Burstein and James Scibelli may be deemed to be our "parents" and "promoters," as these terms are defined under the Federal securities laws.

CERTAIN TRANSACTIONS

Prior to the date of this prospectus, we issued 100 shares of common stock for $500 in cash, or a purchase price of $5.00 per share. We also issued 362,500 Class W warrants and 362,500 Class Z warrants for $36,250 in cash, at a purchase price of $0.05 per warrant. These securities were issued to the individuals set forth below, as follows:

Name	Number of Shares of Common Stock	Number of Class W Warrants		Number of Class Z Warrants		Relationship to Us
Lawrence Burstein	50	170,000	(1)	170,000	(1)	President, Treasurer and Director
James Scibelli	50	170,000		170,000		Chairman and Secretary
David Buckel	—	11,250		11,250		Director
Theodore Kesten	—	11,250		11,250		Director

(1)	Includes 90,000 Class W Warrants and 90,000 Class Z warrants held by Mr. Burstein's affiliate, Unity Venture Capital Associates.

Unity Venture Capital Associates, an affiliate of Lawrence Burstein, has agreed that, commencing on the effective date of this prospectus through the acquisition of a target business, it will make available to us a small amount of office space and certain office and secretarial services, as we may require from time to time. We have agreed to pay Unity Venture Capital Associates $4,000 per month for these services. Mr. Burstein is the president and a principal stockholder of Unity Venture Capital Associates and as a result, will benefit from the transaction to the extent of his interest in Unity Venture Capital Associates. We believe, based on rents and fees for similar services in the New York City metropolitan area, that the fee charged by Unity Venture Capital Associates is at least as favorable as we could have obtained from an unaffiliated person. However, as our directors may not be deemed "independent," we did not have the benefit of disinterested directors approving this transaction.

Lawrence Burstein and James Scibelli and/or their affiliates have advanced $46,000 to us as of the date of this prospectus to cover expenses related to this offering. The loans will be payable without interest on the earlier of April 26, 2005 or the consummation of this offering. We intend to repay these loans from the proceeds of this offering not being placed in trust.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the $4,000 per-month administrative fee and reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of our officers or directors , or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 20,000,000 shares of common stock, par value $.0001, 2,000,000 shares of Class B common stock, par value $.0001, and 5,000 shares of preferred stock, par value $.0001. As of the date of this prospectus, 100 shares of our common stock are outstanding, held by two recordholders. No shares of our Class B common stock or preferred stock are currently outstanding.

Units

Each Series A unit consists of two shares of common stock, five Class W warrants and five Class Z warrants. Each Series B unit consists of two shares of Class B common stock, one Class W warrant and one Class Z warrant. Each Class W warrant and each Class Z warrant entitles the holder to purchase one share of common stock. The common stock and warrants will begin to trade separately on the 90th day after the date of this prospectus unless HCFP/Brenner Securities informs us of its decision to allow earlier separate trading, provided that in no event may the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the consummation of this offering. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K.

Common stock

We have two classes of common stock. Holders of common stock and Class B common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders other than a vote in connection with a proposed business combination. Only holders of our Class B common stock are entitled to vote in connection with a proposed business combination. In the event of a business combination, all outstanding Class B common stock will be automatically converted into common stock unless the holder exercises the conversion rights described elsewhere herein. In the event we are unable to complete a business combination, the trust fund will be distributed to the holders of our Class B common stock and all then outstanding shares of Class B common stock will be automatically cancelled. Accordingly, following the completion of a business combination or the distribution of the trust fund to the Class B stockholders, we will have only one class of common stock outstanding.

We will proceed with a business combination only if the Class B stockholders who own at least a majority of the Class B shares of common stock sold in this offering vote in favor of the business combination and Class B stockholders owning less than 20% of the Class B shares sold in this offering exercise conversion rights discussed elsewhere herein. In connection with the vote required for any business combination, all of our officers and directors who purchase Class B shares in this offering or following this offering in the open market, may vote their Class B shares in any manner they determine, in their sole discretion.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

If we do not complete a business combination within 12 months after the completion of this offering, or within 18 months if the extension criteria described below have been satisfied, we will distribute to all of our Class B stockholders, in proportion to their respective equity interest in Class B common stock, an aggregate sum equal to the amount in the trust fund, inclusive of any interest, and all then outstanding shares of Class B common stock will be automatically cancelled. Holders of our common stock will not be entitled to receive any of the proceeds held in the trust fund. However, any remaining net assets following the distribution of the trust fund will be available for our use. Other than the automatic conversion of Class B common to common discussed above, our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that Class B stockholders have the right to have their shares of Class B common stock converted to cash equal to their pro rata share of the trust fund if they vote against the business combination and the business combination is approved and completed. Class B stockholders who convert their stock into their share of the trust fund still have the right to exercise the warrants that they received as part of the units.

Preferred stock

Our certificate of incorporation authorizes the issuance of 5,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust fund, or which votes as a class with the Class B common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

We currently have Class W and Class Z warrants outstanding.

Each Class W warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of (a)                          , 2005 [one year from the date of this prospectus] or (b) the earlier of:

•	the completion of a business combination; or

•	the distribution of the trust fund to the Class B stockholders.

The Class W warrants will expire five years from the date of this prospectus at 5:00 p.m., New York City time.

We may call the Class W warrants, with HCFP/Brenner Securities' prior consent, for redemption,

•	in whole and not in part,

•	at a price of $.05 per Class W warrant at any time after the Class W warrants become exercisable,

•	upon not less than 30 days' prior written notice of redemption to each Class W warrantholder, and

•	if, and only if, the reported last sale price of our common stock equals or exceeds $7.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to the Class W warrantholders.

Each Class Z warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of (a)                          , 2005 [one year from the date of this prospectus] or (b) the earlier of:

•	the completion of a business combination; or

•	the distribution of the trust fund to the Class B stockholders.

The Class Z warrants will expire seven years from the date of this prospectus at 5:00 p.m., New York City time.

We may call the Class Z warrants, with HCFP/Brenner Securities' prior consent, for redemption,

•	in whole and not in part,

•	at a price of $.05 per Class Z warrant at any time after the Class Z warrants become exercisable,

•	upon not less than 30 days' prior written notice of redemption to each Class Z warrantholder, and

•	if, and only if, the reported last sale price of our common stock equals or exceeds $8.75 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to the Class Z warrantholders.

The Class W and Class Z warrants will be issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Class W and Class Z warrants.

The exercise price and number of shares of common stock issuable on exercise of the Class W and Class Z warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the Class W and Class Z warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The Class W and Class Z warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The Class W and Class Z warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the Class W and Class Z warrants. However, we will pay to the warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.

Purchase Option

We have agreed to sell to the representative of the underwriters an option to purchase up to a total of 12,500 Series A units at a per-unit price of $17.325 and/or 65,000 Series B units at a per-unit price of $16.665. For a more complete description of the purchase option, including the terms of the units underlying the option, see the section below entitled "Underwriting — Purchase Option."

Dividends

We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

Shares Eligible for Future Sale

Immediately after this offering, we will have 250,100 shares of common stock outstanding, or 287,600 shares of common stock if the representative's over-allotment option is exercised in full, and 1,300,000 shares of Class B common stock outstanding, or 1,495,000 shares of Class B common stock if the representative's over-allotment is exercised in full. Of these shares, the 250,000 shares of common stock sold in this offering, or 287,500 shares of common stock if the over-allotment option is exercised, and 1,300,000 shares of Class B common stock sold in this offering, or 1,495,000 shares of Class B common stock if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 100 shares of common stock are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those will be eligible for sale under Rule 144 prior to April 22, 2005.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 2,501 shares of common stock and 13,000 shares of Class B common stock immediately after this offering (or 2,876 and 14,950 if the representative of the underwriters exercises its over-allotment option); and

•	the average weekly trading volume of the common stock or the Class B common stock, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales

The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an "underwriter" under the Securities Act when reselling the securities of a blank check company.

Accordingly, the Securities and Exchange Commission believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights

The holders of our issued and outstanding shares of common stock and Class W and Class Z Warrants on the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these securities are entitled to make up to two demands that we register their shares of common stock, their warrants and the shares of common stock underlying their warrants. The holders of the majority of these securities can elect to exercise these registration rights at any time after the consummation of a business combination. In addition, these stockholders have certain "piggy-back" registration rights on registration statements filed subsequent to such date. We will bear the expenses incurred in connection with the filing of any such registration statements.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriter[s] named below, and each of the underwriter[s], for which HCFP/Brenner Securities is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below:

Underwriters	Number of Series A Units	Number of Series B Units
HCFP/Brenner Securities LLC.

Total	125,000	650,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

State Blue Sky Information

We will offer and sell the units to retail customers only in Delaware, the District of Columbia, Florida, Hawaii, Illinois, Maryland, New York and Rhode Island. In New York and Hawaii, we have relied on exemptions from the state registration requirements for transactions between an issuer and an underwriter involving a firm-commitment underwritten offering. In the other states, we have applied to have the units registered for sale and will not sell the units in these states until such registration is effective. We also believe that the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, will be eligible for sale on a secondary market basis in each of the following states based upon the registration of the units, common stock and warrants in those states or the availability of an applicable exemption from the state's registration requirements:

•	immediately in Alabama, Colorado, Delaware, the District of Columbia, Florida, Georgia, Illinois, Kentucky, Maryland, New York, Pennsylvania, Rhode Island and Wisconsin;

•	commencing 90 days from the date of this prospectus in Iowa, Maine, Missouri, Nevada, New Mexico; and

•	commencing 180 days from the date of this prospectus in Massachusetts.

Additionally, the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, will be eligible for sale on a secondary market basis in certain states based on exemptions from such states' registration requirements as a result of the National Securities Markets Improvement Act of 1996. The National Securities Markets Improvement Act exempts from state registration requirements certain secondary market trading transactions for issuers that file periodic and annual reports under the Securities Exchange Act of 1934. However, under the act, the states are able to continue to require notice filings and collect fees with regard to these transactions. As of the date of this prospectus, we have not determined which states we will submit the required notice filing and applicable fee to in order to take advantage of this exemption.

We will amend this prospectus for the purpose of disclosing additional states, if any, in which our securities will be eligible for resale in the secondary trading market. If you are not an institutional investor, you may purchase our securities in this offering or in any subsequent trading market which may develop, only in the jurisdictions described above. Institutional investors in every state except in

Idaho and South Dakota may purchase the units in this offering and in the secondary market pursuant to exemptions provided to such entities under the Blue Sky laws of various states. The definition of an "institutional investor" varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

Pricing of Securities

We have been advised by the representative that the underwriters propose to offer the Series A and Series B units to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $        per Series A unit and $        per Series B unit and the dealers may reallow a concession not in excess of $        per Series A unit and $        per Series B unit to other dealers.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Over-Allotment Option

We have also granted to the underwriter[s] an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts and the non-accountable expense allowance, up to an aggregate of 18,750 additional Series A units and/or 97,500 additional Series B units for the sole purpose of covering over-allotments, if any. The over- allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The underwriter[s] may exercise that option if the underwriter[s] sell more units than the total number set forth in the table above. If any units underlying the option are purchased, the underwriter[s] will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and Discounts

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Series A unit	Per Series B unit	Without option	With option
Public offering price	$10.500	$10.100	$7,877,500	$9,059,125
Discount	$0.735	$0.707	$551,425	$634,139
Non Accountable Expense Allowance(1)	$0.105	$0.101	$78,775	$78,775
Proceeds before expenses(2)	$9.660	$9.292	$7,247,300	$8,346,211

(1)	The non-accountable expense allowance is not payable with respect to the units sold upon exercise of the underwriters' over-allotment option.

(2)	The offering expenses are estimated at $250,000.

Purchase Option

We have agreed to sell to the representative, for $100, an option to purchase up to a total of 12,500 Series A units and/or 65,000 Series B units. The Series A and Series B units issuable upon exercise of this option are identical to those offered by this prospectus, except that the exercise price of the warrants included in the units are $5.50 per share (110% of the exercise price of the warrants included in the units sold to the public) and the Class Z warrants shall be exercisable by the representative for a period of only five years from the date of this prospectus. This option is exercisable at $17.325 per Series A unit and $16.665 per Series B unit commencing on the later of (a) one year from the date of this prospectus or (b) the earlier of the completion of a business combination with a target business, or the distribution of the trust fund to the Class B stockholders and expiring five years from the date of this prospectus. The option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period following the date of this prospectus. However, the option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part of, the option grants to holders demand and "piggy back" rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of Series A and Series B units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

Warrant Solicitation Fee

We have engaged HCFP/Brenner Securities, the representative of the underwriters, on a non-exclusive basis, as our agent for the solicitation of the exercise of the Class W and Class Z warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, we have agreed to pay the representative for bona fide services rendered a commission equal to 5% of the exercise price for each Class W and Class Z warrant exercised more than one year after the date of this prospectus if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the Class W and Class Z warrants, the representative's services may also include disseminating information, either orally or in writing, to warrantholders about us or the market for our securities, and assisting in the processing of the exercise of warrants. No compensation will be paid to the representative upon the exercise of the Class W and Class Z warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the warrants has not confirmed in writing that the underwriters solicited the exercise;

•	the warrants are held in a discretionary account;

•	the warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise.

Regulatory Restrictions on Purchase of Securities

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed a specified maximum.

•	Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative may engage in syndicate covering transactions by purchasing our securities in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

•	Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages resales of the securities.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the OTC Bulletin Board, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Terms

We have granted the representative the right to have its designee present at all meetings of our board of directors for a period of five years from the date of this prospectus. The designee will be entitled to the same notices and communications sent by us to our directors and to attend directors' meetings, but will not have voting rights. The representative has not named a designee as of the date of this prospectus.

We have engaged the representative to act as our investment banker in connection with our business combination. We will pay the representative a cash fee at the closing of our business combination for assisting us in structuring and negotiating the terms of the transaction equal to 5% of the first $5 million of total consideration paid in connection with the business combination and an additional 4% on all consideration over $5 million, with a maximum fee to be paid of $300,000. Except as set forth above, we are not under any contractual obligation to engage the representative or any of the other underwriters to provide any services for us after this offering, but if we do, we may pay the underwriters fees that would be determined at that time in an arm's length negotiation where the terms would be fair and reasonable to each of the interested parties; provided that except as set forth above with respect to the representative acting as our investment banker, no agreement with the representative will be entered into and no fee will be paid prior to the one year anniversary of the date of this prospectus.

Indemnification

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

LEGAL MATTERS

The validity of the securities offered in this prospectus are being passed upon for us by Sonnenschein Nath & Rosenthal LLP, New York, New York. Graubard Miller, New York, New York, is acting as counsel for the underwriters in this offering.

EXPERTS

The balance sheet of Trinity Partners Acquisition Company Inc. as of April 30, 2004, and the related statements of operations, stockholders' equity and cash flows for the period from April 14, 2004 (inception) to April 30, 2004, included in the registration statement have been included herein in reliance on the report, which includes an explanatory paragraph relating to Trinity Partners Acquisition Company Inc.'s ability to continue as a going concern, of J.H. Cohn LLP, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

Trinity Partners Acquisition Company Inc.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Trinity Partners Acquisition Company Inc.

We have audited the accompanying balance sheet of Trinity Partners Acquisition Company Inc. as of April 30, 2004, and the related statements of operations, stockholders' equity and cash flows for the period from inception (April 14, 2004) to April 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trinity Partners Acquisition Company Inc. as of April 30, 2004, and its results of operations and cash flows for the period from inception (April 14, 2004) to April 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no present revenue, its business plan is dependent on completion of a financing and the Company's cash and working capital as of April 30, 2004 are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ J. H. Cohn LLP

Great Neck, New York
May 4, 2004

Trinity Partners Acquisition Company Inc.
Balance Sheet

April 30, 2004

ASSETS
Current Assets—
Cash and cash equivalents	$82,750
Deferred registration costs	35,000
Total	$117,750
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$38,000
Notes payable to stockholders	46,000
Total liabilities	84,000
Commitments and Contingencies
Stockholders' Equity
Preferred stock, par value $.0001 per share, 5,000 shares authorized, no shares issued	$—
Common stock, par value $.0001 per share, 20,000,000 shares authorized, 100 shares issued and outstanding	0
Common stock, Class B, par value $.0001 per share, 2,000,000 shares authorized, no shares issued	—
Additional paid-in capital	36,750
Accumulated deficit	(3,000)
Total stockholders' equity	33,750
Total	$117,750

See Notes to Financial Statements

Trinity Partners Acquisition Company Inc.
Statement of Operations

From inception (April 14, 2004) to April 30, 2004

Revenue	$—
Operating expenses
Formation and operating costs	3,000
Net loss	$(3,000)
Weighted average number of shares outstanding, basic and diluted	100
Net loss per share, basic and diluted	$(30.00)

See Notes to Financial Statements

Trinity Partners Acquisition Company Inc.
Statement of Stockholders' Equity

From inception (April 14, 2004) to April 30, 2004

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount
Balance, April 14, 2004 (inception)	—	$—	$—	$—	$—
Issue common stock for cash	100	—	500	—	500
Issue warrants for cash	—	—	36,250	—	36,250
Net loss	—	—	—	(3,000)	(3,000)
Balance, April 30, 2004	100	$—	$36,750	$(3,000)	$33,750

See Notes to Financial Statements

Trinity Partners Acquisition Company Inc.
Statement of Cash Flows

For the period from inception (April 14, 2004) to April 30, 2004

OPERATING ACTIVITIES
Net loss	$(3,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Increase in accounts payable and accrued expenses	38,000
Net cash provided by operating activities	35,000
FINANCING ACTIVITIES
Proceeds from sales of stock	500
Proceeds from sales of warrants	36,250
Proceeds from notes payable to stockholders	46,000
Deferred registration costs	(35,000)
Net cash provided by financing activities	47,750
Net increase in cash and cash equivalents	82,750
CASH AND CASH EQUIVALENTS
Beginning of period	0
End of period	$82,750

See Notes to Financial Statements

Trinity Partners Acquisition Company Inc.
Notes to Financial Statements

NOTE 1 —	DISCUSSION OF THE COMPANY'S ACTIVITIES; GOING CONCERN CONSIDERATION

Organization and activities — Trinity Partners Acquisition Company Inc. (the "Company") was incorporated in Delaware on April 14, 2004 as a blank check company whose objective is to raise money and acquire an operating business. All activity from inception (April 14, 2004) through April 30, 2004 relates to the Company's formation and capital raising activities.

The Company's plans call for it to raise approximately $7,900,000 in a public offering of its securities in which it would propose to issue common stock, Class B common stock and warrants of various terms (the "Proposed Offering"). It is expected that the Company's management would have broad authority with respect to the application of the proceeds of such offering although substantially all of the proceeds of such offering are intended to be applied generally toward consummating a merger with or acquisition of an operating business (a "Business Combination") which is believed to have significant growth potential. Pending such a Business Combination, substantially all of the proceeds of any initial public offering would be held in trust (the "Trust Fund") to be returned to the holders of Class B common stock if a Business Combination is not contracted in 12 months, or consummated in 18 months, subsequent to the initial public offering (the "Target Business Acquisition Period").

Both the common stock and the Class B common stock have one vote per share. However, the Class B common stockholders may, and the common stockholders may not, vote in connection with a Business Combination. Further, should a Business Combination not be consummated during the Target Business Acquisition Period, the Trust Fund would be distributed pro-rata to all of the Class B common stockholders and their Class B common shares would be cancelled and returned to the status of authorized but unissued shares.

The Company, after signing a definitive agreement for a Business Combination, is obliged to submit such transaction for approval by a majority of the Class B common stockholders of the Company. Class B stockholders that vote against such proposed Business Combination are, under certain conditions, entitled to convert their shares into a pro-rata distribution from the Trust Fund (the "Conversion Right"). In the event that holders of a majority of the outstanding shares of Class B common stock vote for the approval of the Business Combination and that holders owning 20% or more of the outstanding Class B common stock do not exercise their Conversion Rights, the Business Combination may then be consummated. Upon completion of such Business Combination and the payment to any Class B stockholder exercising their Conversion Rights (and related cancellation of Class B common stock), the remaining shares of Class B common stock would be converted to common stock.

Going concern consideration — As indicated in the accompanying financial statements, at April 30, 2004, the Company had $82,750 in cash and a working capital deficiency of approximately $1,250. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These factors, among others, indicate that the Company may be unable to continue operations as a going concern unless the Proposed Offering is consummated.

Management's plans to deal with this uncertainty are discussed above. There is no assurance that the Company's plans to raise capital or to consummate a Business Combination will be successful or successful within the Target Business Acquisition Period. No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities which could result should the Company be unable to continue as a going concern.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents — Included in cash and cash equivalents are deposits with financial institutions as well as short-term money market instruments with maturities of three months or less when purchased.

Net Loss Per Share — Net loss per share is computed based on the weighted average number of shares of common stock and Class B common stock outstanding.

Basic earnings (loss) per share excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted average common shares outstanding for the year. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the effect of outstanding warrants to purchase 725,000 shares of common stock is antidilutive, they have been excluded from the Company's computation of net loss per share. Therefore, basic and diluted loss per share were the same for the period from inception (April 14, 2004) through April 30, 2004.

Fair Value of Financial Instruments — The fair values of the Company's assets and liabilities that qualify as financial instruments under Statement of Financial Accounting Standards ("SFAS") No. 107 approximate their carrying amounts presented in the balance sheet at April 30, 2004.

Use of Estimates and Assumptions — The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results can, and in many cases will, differ from those estimates.

Income Taxes — Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to effect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

New Accounting Pronouncements — The Company does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 3 — UNSECURED NOTES PAYABLE TO STOCKHOLDERS

In April 2004, the Company issued an aggregate of $46,000 of non-interest bearing, unsecured notes payable to its two stockholders. Such notes are payable at the earlier of April 26, 2005 or the completion of the Proposed Offering.

NOTE 4 — INCOME TAXES

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to effect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

Significant components of the Company's future tax assets are as follows:

Tax effect of the net operating loss carryforward	$1,000
Less valuation allowance	(1,000)
Totals	—

The Company has a net operating loss carryforward of $3,000. It has recorded a full valuation allowance against its deferred tax assets because it believes it is not more likely than not that sufficient taxable income will be realized during the carry-forward period to utilize the deferred tax asset. Realization of the future tax benefits is dependent upon many factors, including the Company's ability to generate taxable income within the loss carry-forward period, which runs through 2024.

NOTE 5 — COMMITMENTS

The Company has agreed to pay Unity Venture Capital Associates, Ltd., an affiliate of a stockholder, $4,000 per month, commencing on consummation of the Proposed Offering, for office, secretarial and administrative services.

NOTE 6 — PREFERRED STOCK

The Company is authorized to issue up to 5,000 shares of Preferred Stock with such designations, voting, and other rights and preferences as may be determined from time to time by the Board of Directors.

NOTE 7 — WARRANTS TO PURCHASE COMMON STOCK

In April 2004, the Company issued to two stockholders and two members of the Board of Directors Class W warrants to purchase 362,500 shares of the Company's common stock, and Class Z warrants to purchase 362,500 shares of the Company's common stock, for an aggregate purchase price of $36,250.

The Class W warrants are callable, subject to adjustment in certain circumstances, and entitle the holder to purchase shares at $5.00 for a period commencing on the later of: (a) one year from the consummation of the initial public offering of the Company's securities and (b) completion of the Business Combination or distribution of the escrow funds to the Class B stockholders, and ending five years from the date of the initial public offering.

The Class Z warrants are callable, subject to adjustment in certain circumstances, and entitle the holder to purchase shares at $5.00 for a period commencing on the later of: (a) one year from the consummation of the initial public offering of the Company's securities and (b) completion of the Business Combination or distribution of the escrow funds to the Class B stockholders, and ending seven years from the date of the initial public offering.

Until                                                                 , 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

$7,877,500

Trinity Partners Acquisition Company Inc.

125,000 Series A Units
650,000 Series B Units

PROSPECTUS

HCFP/Brenner Securities LLC

                                                , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth various expenses which will be incurred in connection with this offering as it relates to this Registration Statement:

SEC filing fee	$3,807.21
NASD filing fee	3,504.93
Initial Trustee's fee	1,000.00
Printing and engraving expenses	60,000.00
Legal fees and expenses (including blue sky services and expenses)	135,000.00
Accounting fees and expenses	20,000.00
Miscellaneous expenses	26,687.86	(1)
Total	$250,000.00

(1)	Includes annual fees of $3,000 to American Stock Transfer & Trust Company for acting as trustee, $4,800 to American Stock Transfer & Trust Company for acting as transfer agent of the Registrant's common stock and Class B common stock and $2,400 to American Stock Transfer & Trust Company for acting as warrant agent for the Registrant's Class W and Class Z warrants.

Item 14.    Indemnification of Directors and Officers

The Registrant's certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Paragraph TENTH of Registrant's certificate of incorporation provides:

"TENTH: (a) The Corporation shall, to the full extent permitted by Section 145 of the GCL [Delaware General Corporation Law, as amended], from time to time, indemnify all persons whom it may indemnify pursuant thereto.

(b) A director of the Corporation shall not be personally liable to the Corporation and to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit.

(c) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (d) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Paragraph TENTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the GCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Paragraph TENTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(d) If a claim under sub-paragraph (c) of this Paragraph TENTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(e) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Paragraph SIXTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(f) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL."

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Registrant has agreed to indemnify the Underwriter[s] and the Underwriter[s] has [have] agreed to indemnify the Registrant against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act of 1933.

Item 15.    Recent Sales of Unregistered Securities

During the past three years, the Registrant sold to the following persons shares of common stock, Class W warrants and Class Z warrants without registration under the Securities Act of 1933:

Name	Number of Shares of Common Stock	Number of Class W Warrants		Number of Class Z Warrants
Lawrence Burstein	50	170,000	(1)	170,000	(1)
James Scibelli	50	170,000		170,000
David Buckel	—	11,250		11,250
Theodore Kesten	—	11,250		11,250

(1)	Includes 90,000 Class W Warrants and 90,000 Class Z Warrants owned by Mr. Burstein's affiliate, Unity Venture Capital Associates.

The shares of common stock were sold at a purchase price of $5.00 per share. The Class W warrants and Class Z warrants were sold at a purchase price of $0.05 per warrant. The Class W warrants and Class Z warrants are each exercisable at $5.00 per share. The Class W warrants will become exercisable on the later of (a) one year from the date of the Registrant's prospectus and (b) the earlier of the Registrant's completion of a business combination or the distribution of the trust fund to its Class B common stockholders, and will expire five years from the effective date of this registration statement. The Class Z warrants will become exercisable on the later of (a) one year from the date of the Registrant's prospectus and (b) the earlier of the Registrant's completion of a business combination or the distribution of the trust fund to its Class B common stockholders, and will expire seven years from the effective date of this registration statement.

The shares of common stock, Class W warrants and Class Z warrants were issued in April 2004 in connection with the Registrant's organization. Such securities were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules

(a) The following is a list of Exhibits filed herewith as part of the registration statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement
1.2*	Form of Selected Dealers Agreement
3.1*	Registrant's Certificate of Incorporation
3.2*	Registrant's Bylaws
4.1*	Specimen Series A Unit Certificate
4.2*	Specimen Series B Unit Certificate
4.3*	Specimen Common Stock Certificate
4.4*	Specimen Class B Common Stock Certificate
4.5*	Specimen Class W Warrant Certificate
4.6*	Specimen Class Z Warrant Certificate
4.7*	Form of Unit Purchase Option to be granted to Underwriter
4.8*	Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant

Exhibit No.	Description
5.1	Opinion of Sonnenschein Nath & Rosenthal LLP
10.1*	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Lawrence Burstein
10.2*	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and James Scibelli
10.3*	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and David Buckel
10.4*	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Theodore Kesten
10.5*	Form of Trust Agreement between American Stock Transfer & Trust Company and the Registrant
10.6*	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders
10.7*	Promissory Note from the Registrant to Lawrence Burstein
10.8*	Promissory Note from the Registrant to James Scibelli
23.1	Consent of J.H. Cohn LLP
23.2	Consent of Sonnenschein Nath & Rosenthal LLP (contained in Exhibit 5.1)
24.1*	Power of Attorney (comprises a portion of the signature page to this Registration Statement)

*	Previously filed with this Registration Statement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the conditions requiring their filing do not exist or the information required thereby is included in the financial statements filed, including the notes thereto.

Item 17.    Undertakings

The undersigned registrant hereby undertakes:

(1)    That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

(c)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(4)    That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 14 of this Part II to the registration statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6)    To provide the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 21st day of June, 2004.

TRINITY PARTNERS ACQUISITION COMPANY INC.

By: /s/ Lawrence Burstein

Lawrence Burstein President

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Lawrence Burstein	President and Treasurer (Principal Executive Officer and Principal Financial and Accounting Officer)	June 21, 2004

Lawrence Burstein

*	Chairman and Secretary	June 21, 2004

James Scibelli

*	Director	June 21, 2004

David Buckel

*	Director	June 21, 2004

Theodore Kesten

*	Lawrence Burstein, pursuant to Powers of Attorney (executed by each of the officers and directors listed above and indicated by signing above, and filed with the Securities and Exchange Commission), by signing his name hereto does hereby sign and execute this Amendment to the Registration Statement on behalf of each of the persons referenced above.
By: /s/ Lawrence Burstein

Lawrence Burstein

June 21, 2004

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement
1.2*	Form of Selected Dealers Agreement
3.1*	Registrant's Certificate of Incorporation
3.2*	Registrant's Bylaws
4.1*	Specimen Series A Unit Certificate
4.2*	Specimen Series B Unit Certificate
4.3*	Specimen Common Stock Certificate
4.4*	Specimen Class B Common Stock Certificate
4.5*	Specimen Class W Warrant Certificate
4.6*	Specimen Class Z Warrant Certificate
4.7*	Form of Unit Purchase Option to be granted to Underwriter
4.8*	Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant
5.1	Opinion of Sonnenschein Nath & Rosenthal LLP
10.1*	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Lawrence Burstein
10.2*	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and James Scibelli
10.3*	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and David Buckel
10.4*	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Theodore Kesten
10.5*	Form of Trust Agreement between American Stock Transfer & Trust Company and the Registrant
10.6*	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders
10.7*	Promissory Note from the Registrant to Lawrence Burstein
10.8*	Promissory Note from the Registrant to James Scibelli
23.1	Consent of J.H. Cohn LLP
23.2	Consent of Sonnenschein Nath & Rosenthal LLP (contained in Exhibit 5.1)
24.1*	Power of Attorney (comprises a portion of the signature page to this Registration Statement)

*	Previously filed with this Registration Statement